FLEX POWER GENERATION, INC.

November 12, 2012

FlexEnergy, Inc.

9400 Toledo Way

Irvine, California 92618

Attention: Jay Mitchell, CEO

Dear Jay:

FlexEnergy, Inc., a Delaware corporation (“FlexEnergy”), FlexEnergy Energy Systems, Inc., a Delaware corporation (“FEES”; FEES and FlexEnergy collectively referred to as “Flex”), and Flex Power Generation, Inc. (“FPG”) are entering into that certain Contribution Agreement dated the same date hereof (the “Contribution Agreement”).

FPG agrees that, to the extent that any of the following result in any liabilities or obligations with respect to Flex (“Contingent Flex Liabilities”), those liabilities and obligations shall be deemed to be Assumed Liabilities (as defined in the Contribution Agreement) effective as of the date hereof and shall be subject to indemnification as provided in Section 5 of the Contribution Agreement, and contracts referenced below shall be deemed to have been assigned to and assumed by FPG effective as of the date hereof:

(i)           the Flex-Microturbine System Development and License Agreement dated September 17, 1999, as supplemented by that certain Supplemental Agreement, dated September 22, 2000, executed by Edan Prabhu, Inc., a California corporation formerly known as FlexEnergy, Inc. (“EPI”) and Capstone Turbine Corporation;

(ii)          Agreement, dated May 19, 2000, between FlexEnergy, Inc. and the California State Energy Resources Conservation and Development Commission; and

(iii)       any other liabilities or obligations of EPI, not already included as Assumed Liabilities.

Section 7 of the Contribution Agreement is incorporated into this side-letter.

Flex Power Generation, Inc.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO BY:

FlexEnergy, Inc.

By:
James M. Mitchell, President/CEO